Exhibit 77K

At a meeting of the Audit Committee of the Registrant held on March 24, 2010, the Audit Committee approved the dismissal of KPMG LLP (KPMG) as independent accountants to audit the Registrants financial statements for the fiscal year ending September 30, 2010. KPMGs reports on the Registrants financial statements as of and for the fiscal years ended September 30, 2009 and 2008, did not include any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Registrants two most recent fiscal years and the subsequent period through March 24, 2010, there were no:
(1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events as described in paragraph
(v) of Item 304(a)(1)
of Regulation S-K. The Audit Committee of the Registrant expects to appoint new independent accountants in the near future. The Registrant requested that KPMG furnish it with a letter addressed to the SEC stating whether or not it agrees with the above comments. A copy of such letter, dated May 28, 2010, is filed as Exhibit A to this Item 77K.



Exhibit A to Exhibit 77K
May 28, 2010
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for AllianceBernstein Exchange Reserves (the Registrant) and, under the date of November 25, 2009, we reported on the financial statements of the Registrant as of and for the year ended September 30, 2009. On April 19, 2010 the client-auditor relationship between the Registrant and KPMG LLP had ceased. We have read the Registrants statements included under Item 77K of Form N-SAR dated May 28, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with the Registrants statements that the Audit Committee unanimously determined to dismiss KPMG LLP as independent accountants on March 24, 2010, and that the Audit Committee of the Registrant expects to appoint new independent accountants in the near future.
Very truly yours,

/s/ KPMG LLP